As filed with the Securities and Exchange Commission on June 15, 2018
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
__________________________
Kraton Corporation
(Exact name of registrant as specified in its charter)
__________________________

Delaware	15710 John F. Kennedy Blvd. Suite 300 Houston, Texas 77032 (281) 504-4700	20-0411521
(State or other jurisdiction of incorporation or organization)	(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices) __________________________	(I.R.S. Employer Identification No.)
Kraton Corporation 2016 Equity and Cash Incentive Plan
(Full title of the plan) __________________________
James L. Simmons General Counsel Kraton Corporation 15710 John F. Kennedy Blvd. Suite 300 Houston, Texas 77032 Telephone: (281) 504-4700
(Name, address, including zip code, and telephone number, including area code, of agent for service) __________________________

__________________________
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer:	☒	Accelerated filer:	☐
Non-accelerated filer:	☐	Smaller reporting company:	☐
		Emerging growth company:	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

__________________________
CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, par value $0.01 per share	1,800,000	$48.59	$87,462,000	$10,889.02

(1)
This registration statement on Form S-8 (this “Registration Statement”) covers the number of shares of Kraton Corporation, a Delaware corporation (the “Corporation” or “Registrant”), common stock, $0.01 par value per share (“Common Stock”), stated above and, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), an additional indeterminate number of additional securities that may be offered or issued pursuant to the Kraton Corporation 2016 Equity and Cash Incentive Plan (the “2016 Plan”), as a result of one or more adjustments under the 2016 Plan to prevent dilution resulting from one or more stock splits, stock dividends or similar transactions.

(2)
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and 457(h) under the Securities Act based upon the average of the high and low prices of the Common Stock reported on the New York Stock Exchange on June 14, 2018.

EXPLANATORY NOTE / REGISTRATION OF ADDITIONAL SECURITIES

This Registration Statement is being filed by the Corporation pursuant to General Instruction E of Form S-8 under the Securities Act to register an additional 1,800,000 shares of Common Stock (the “Shares”) pursuant to the 2016 Plan. The Board of Directors of the Corporation approved the First Amendment to the 2016 Plan (the “First Amendment”) on March 22, 2018, and the First Amendment was adopted by the Corporation’s stockholders on May 23, 2018. The First Amendment amends the 2016 Plan to increase the number of Shares available for issuance under the Plan from 1,550,000 Shares to 3,350,000 Shares (plus any issued but unvested shares of Common Stock that have been or may be canceled, terminated, forfeited, or expired unexercised under the Kraton Performance Polymers, Inc. 2009 Equity Incentive Plan (the “2009 Plan”)).

As of the date of filing this Registration Statement on Form S-8, there are 3,210,110 shares of Common Stock that remain available for issuance under the terms of the 2016 Plan, and an additional 452,835 shares of Common Stock are subject to awards that remain outstanding under the 2009 Plan but may become available under the terms of the 2016 Plan if such awards are canceled, terminated, forfeited or expire unexercised in the future. The number of shares of Common Stock available for issuance under the terms of the 2016 Plan excludes 37,674 shares that were previously counted for inclusion in the 2016 Plan due to an inadvertent bookkeeping error for shares issued under a prior plan.

These Shares are additional securities of the same class as other securities for which Registration Statements on Form S-8 (Reg. Nos. 333-211817 and 333-216223) were previously filed with the U.S. Securities and Exchange Commission (the “Commission”) on June 3, 2016 and February 24, 2017, respectively (the “Prior Registration Statements”). The information contained in the Prior Registration Statements is incorporated herein by reference and made part of this Registration Statement, except as amended hereby.

Further, on February 12, 2018, the Corporation filed Post-Effective Amendment No. 3 (Reg. No. 333-163893) to the Registration Statement on Form S-8 that previously registered shares under the 2009 Plan (the “2009 Plan Registration Statement”) for the purpose of including the 2016 Plan under the 2009 Plan Registration Statement to register the offer of certain shares under the 2016 Plan to the extent and at the time such shares would no longer be issuable under the 2009 Plan. The information contained in the 2009 Plan Registration Statement with respect to the 2016 Plan is also incorporated herein by reference and made part of this Registration Statement, except as amended hereby.

Further registration statements on Form S-8 will be filed with respect to any additional securities that may be offered or issued pursuant to the 2016 Plan.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 8.         Exhibits

The following are filed as exhibits to this Registration Statement:

Exhibit Number		Description of Exhibit
3.1		Certificate of Incorporation of the Corporation (incorporated by reference to Exhibit 3.1 to the Corporation’s Form S-3 filed with the Commission on August 25, 2015).
3.2
Certificate of Amendment to the Certificate of Incorporation of the Corporation (incorporated by reference to Exhibit 3.1 to the Corporation’s Current Report on Form 8-K filed with the Commission on September 14, 2016).

3.3		First Amended and Restated Bylaws of the Corporation (incorporated by reference to Exhibit 3.2 to the Corporation’s Current Report on Form 8-K filed with the Commission on September 14, 2016).
4.1
Specimen Stock Certificate of the Corporation’s Common Stock, par value $0.01 per share (incorporated by reference to Exhibit 4.1 to the Corporation’s Current Report on Form 8-K filed with the Commission on September 14, 2016).

4.2		Kraton Corporation 2016 Equity and Cash Incentive Plan (incorporated by reference to Exhibit 10.2 to the Corporation’s Quarterly Report on Form 10-Q filed with the Commission on April 4, 2017).
4.3
First Amendment to the Kraton Corporation 2016 Equity and Cash Incentive Plan (incorporated by reference to Exhibit 10.1 to the Corporation’s Current Report on Form 8-K filed with the Commission on May 25, 2018).

5.1	*	Opinion of Jennie Howard as to the legality of the securities.
15.1	*	Awareness Letter of KPMG LLP.
23.1	*	Consent of KPMG LLP.
23.2	*	Consent of Jennie Howard (included in Exhibit 5.1).
24.1	*	Power of Attorney (included on signature pages).

*Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on June 15, 2018.

Kraton Corporation

By:	/s/ Kevin M. Fogarty
Name: Kevin M. Fogarty Title: President and Chief Executive Officer

POWER OF ATTORNEY
Each person whose signature appears below appoints Kevin M. Fogarty, Stephen E. Tremblay and James L. Simmons, and each of them, severally, as his or her true and lawful attorney or attorneys-in-fact and agent or agents, each of whom shall be authorized to act with or without the other, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead in his or her capacity as a director or officer or both, as the case may be, of Kraton Corporation, to sign any and all amendments or supplements (including any and all prospectus supplements, stickers and post-effective amendments) to this registration statement, and all documents or instruments necessary or appropriate to enable Kraton Corporation to comply with the Securities Act of 1933 and to file the same, with all exhibits thereto, and any other documentation in connection therewith, with the Securities and Exchange Commission, with full power and authority to each of said attorneys-in-fact and agents to do and perform in the name and on behalf of each such director or officer, or both, as the case may be, each and every act whatsoever that is necessary, appropriate or advisable in connection with any or all of the above-described matters and to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on June 15, 2018.

Signature	Title
/s/ Kevin M. Fogarty
Kevin M. Fogarty	Chief Executive Officer, President and Director (Principal Executive Officer)
/s/ Stephen E. Tremblay
Stephen E. Tremblay	Executive Vice President and Chief Financial Officer (Principal Financial Officer)
/s/ Chris H. Russell
Chris H. Russell	Chief Accounting Officer (Principal Accounting Officer)

/s/ Dan F. Smith
Dan F. Smith	Chairman and Director
/s/ Shelley J. Bausch
Shelley J. Bausch	Director
/s/ Mark A. Blinn
Mark A. Blinn	Director
/s/ Anna C. Catalano
Anna C. Catalano	Director
/s/ Dominique Fournier
Dominique Fournier	Director
/s/ John J. Gallagher, III
John J. Gallagher, III	Director
/s/ Barry J. Goldstein
Barry J. Goldstein	Director
/s/ Karen A. Twitchell
Karen A. Twitchell	Director